Exhibit 10.25

April 29, 2015
Mr. Paul Maass
c/o ConAgra Foods, Inc.
One ConAgra Drive
Omaha, NE 68102

RE:    Transition and Separation Agreement

Dear Paul:

This letter agreement (“Agreement”) describes the components of your transition and separation package. If you agree to the terms of this Agreement you will receive the benefits described below. This Agreement will become effective once you have signed it and you have not exercised your right to revoke the Agreement within the Revocation Period described below (the “Effective Date”).
1.    Transition Responsibilities and Separation Payments

a.	Your last day of active employment with ConAgra Foods, Inc. (“ConAgra Foods” or the “Company”), will be July 31, 2015 (the “Termination Date”).

b.
As of May 5, 2015 (the “Transition Date”), you will cease to be an Executive Officer of the Company, become a special employee of the Company, and resign your board service on any ConAgra Foods subsidiary, affiliate, or joint venture of the Company. From the Transition Date until the Termination Date (the “Transition Period”), you will report to the CEO and work solely on matters assigned by the CEO; any such matters will be of a level commensurate with your prior position. You will not have any direct reports.

c.
During the Transition Period, you will receive your base salary as in effect on the date hereof, payable in accordance with the ordinary payroll practices of the Company. During the Transition Period you and your eligible dependents will be provided coverage under all employee benefit programs, plans and practices in which you are eligible as of the date hereof, except as provided in this Agreement. In accordance with its terms, the Change of Control Agreement in effect between you and the Company will terminate as of the date hereof.

d.
As consideration for the waiver and release in paragraph 8 and the restrictive covenants described in paragraph 5, ConAgra Foods will pay you, less applicable withholdings, the total amount of One Million and Four Hundred Thousand Dollars ($1,400,000.00). That amount shall be paid in three installments as follows:

i.	You will receive the first payment, in the amount of Four Hundred and Sixty Six Thousand Dollars ($466,000.00), less applicable withholdings, six months after your Termination Date.

ii.	You will receive the second payment, in the amount of Four Hundred and Sixty Six Thousand Dollars ($466,000.00), less applicable withholdings, nine months after your Termination Date.

iii.	You will receive the third payment, in the amount of Four Hundred and Sixty Eight Thousand Dollars ($468,000.00), less applicable withholdings, 12 months after your Termination Date.
If you breach this Agreement, materially in the case of the obligations set forth in paragraphs 4, 6 or 7 of this Agreement, or commence a legal action to challenge the validity of this Agreement, within eighteen (18) months after the Termination Date and, if curable, don’t cure such breach after written notice, you will not receive or be entitled to retain any payments made pursuant to this paragraph. If such breach or challenge is after issuance of the first payment, you agree that you will repay all such prior payments within thirty (30) days of such breach or challenge.

e.
Provided you were enrolled in ConAgra Foods’ medical, dental or vision plans at the time of your termination, you and your dependents, if previously enrolled, will be eligible to continue coverage at your current coverage levels. Most individuals will be eligible for COBRA continuation for up to eighteen (18) months. You will pay the entire premium cost. Premium cost and payment information will be provided to you in a separate letter. PayFlex will mail the enrollment forms to your address of record within two to three weeks after your Termination Date. To enroll for COBRA coverage, you must return all applicable forms to PayFlex Systems, the COBRA administrator, within sixty (60) days after receipt. Questions should be directed to PayFlex Systems at (877) 284-0395. If you do not elect COBRA coverage, your coverage will otherwise cease at the end of the pay period in which you terminate. If you elect COBRA coverage, ConAgra Foods will provide to you, on a bi-weekly basis, a taxable payment which will represent the approximate value of your previous employer-paid contribution in order to offset the cost of COBRA continuation. To partially offset the taxable status, twenty-five percent (25%) of the calculated amount will be added to this payment. This payment will be based on your elected benefits at the time of termination. You will be eligible to receive this payment until July 31, 2016, provided you maintain COBRA coverage during that time period.

f.	Your 401(k) participation eligibility will end on your Termination Date. Vesting is according to the plan design schedule.

g.	No additional vacation will accrue after your Termination Date. Any vacation earned but unused will be paid to you.
2.    Incentive Compensation and Equity:

a.	You will not be eligible for additional equity grants following the Transition Date, but your outstanding equity will continue to vest until your Termination Date.

b.
Stock options that are unvested on the Termination Date will be forfeited in accordance with their terms. You may exercise your vested stock options for the period defined in your original grant notices or agreements.

c.
Any award that becomes payable for the fiscal 2013-2015 cycle of the Company’s Performance Share Plan shall be made in accordance with the plan’s terms, at the same time as awards are paid to all participants and at the same payout level as generally authorized for other senior executives in the Plan for the full cycle. All future payouts for the fiscal year 2014-2016 and fiscal year 2015-2017 cycles of the Performance Share Plan will be forfeited on the Termination Date in accordance with the Plan’s terms.

d.
You will not receive a payout under the Company’s Fiscal Year 2015 Management Incentive Plan (“MIP”), nor will you be eligible for participation in the Fiscal Year 2016 MIP or any other incentive program in which you are not a participant as of the Transition Date.

3.    Outplacement
You will be eligible for outplacement services as selected and provided by ConAgra Foods. You will be contacted directly by the provider after the Effective Date of your Agreement.
4.    Post-Employment Obligations

a.
You agree to make yourself reasonably available to ConAgra Foods, and will, for eighteen (18) months following the Termination Date, with regard to matters related to your employment period with ConAgra Foods, (other than those where ConAgra’s position could be adverse to you personally):

i.	Personally provide reasonable assistance and cooperation in providing information for ConAgra Foods, and its representatives, concerning any ConAgra Foods matter of which you are knowledgeable.

ii.	Personally provide to ConAgra Foods, and its representatives, reasonable assistance and cooperation relating to any pending or future lawsuits or claims, about which you are knowledgeable.

iii.
Promptly notify me, in writing, if you receive any request from anyone other than ConAgra Foods for information regarding any potential claims or proposed litigation against ConAgra Foods or any of its affiliates.

iv.
Refrain from providing any information related to any claim or potential litigation against ConAgra Foods, or its affiliates to any non-ConAgra Foods representatives, without either ConAgra Foods’ written permission or being required to provide information pursuant to legal process. Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  You do not need the prior authorization of ConAgra Foods’ legal department to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

v.
If required by law to provide sworn testimony on ConAgra Foods or affiliate-related matters, to the extent legally permitted, consult with and, to the extent legally permitted, have ConAgra Foods-designated legal counsel present (in addition to any personal counsel) for such testimony. ConAgra Foods will be responsible for the costs of Company designated counsel (but not personal counsel) and you will bear no cost for same. You will confine your testimony to items about which you have actual knowledge rather than speculation, unless otherwise directed by legal process.

vi.	You will be reimbursed shortly after an expense statement is received for reasonable travel, food, lodging and similar out-of-pocket expenses required to fulfill the cooperation provisions above.

b.
You agree to refrain from making comments, disparaging remarks or statements, the purpose or effect of which is to harm the reputation, good will, or commercial interests of ConAgra Foods, its management or leadership, or any of its affiliates for a period of five (5) years following the Termination Date. ConAgra Foods also agrees that its executive officers and Board members will refrain from making comments or statements, the purpose or effect of which is to harm the reputation, good will or interest of you, for a period of five (5) years following the Termination Date. The foregoing limitations are not meant to limit competition beyond the Restrictive Covenants in Section 5 and, hence, do not limit normal competitive type statements. The foregoing shall not be violated by compliance with legal process or legal actions or by rebuttal of false or misleading statements.

5.    Restrictive Covenants

a.
Definition of Confidential Information: For the purposes of this Agreement, “Confidential Information” means information (whether or not in writing) that is related to ConAgra Foods’ business and is maintained as confidential. Confidential Information includes, without limitation, past, present, or future business or Trade Secrets (“Trade Secrets” means any information, including formulas, patterns, compilations, programs, devices, methods, techniques, or processes that ConAgra Foods considers confidential and is valuable and provides a competitive advantage because it is not generally known and not readily ascertainable by proper means); information relating to customers, methods or policies, including customer lists; prices or price formulas; processes; procedures; prospective partners, partners, and other entities; financial information; computer software (including design, programming techniques, flow charts, source code, object code, and related information and documentation); intellectual property; business plans; business, manufacturing, and sales strategies; business processes and methods of operation; customer contacts and referral sources; vendors and vendor contacts; marketing information; and all other information of any kind or character relating to the development, improvement, manufacture, sale, or delivery of products or services by ConAgra Foods, its subsidiaries, affiliates or joint ventures, whether or not reduced to writing. Confidential Information does not include information that (i) is or becomes generally available to the public other than through disclosure by you or (ii) becomes available to you on a non-confidential basis from a source other than ConAgra Foods, provided that the source is not prohibited from disclosing such information to you, by any contractual or other obligation with ConAgra Foods or otherwise.

b.
Acknowledgements: As a result of your position as President of ConAgra Foods Private Brands and Commercial Foods, in which you led the private brands and commercial foods activities for ConAgra Foods throughout the United States and internationally, along with your previous 27 years of employment with ConAgra Foods in a variety of management and executive positions, you acknowledge (i) ConAgra Foods’ business is both highly specialized and competitive, (ii) ConAgra Foods’ Confidential Information is not generally known to, or readily ascertainable by, the public or ConAgra Foods’ competitors and gives ConAgra Foods a competitive advantage, (iii) ConAgra Foods’ goodwill and relationships with its customers, clients, employees, and other business associations are among ConAgra Foods’ most important assets and that developing, maintaining, and continuing such relationships is one of ConAgra Foods’ highest priorities, and (iv) that if you solicited, worked with or serviced the customers of ConAgra Foods, its subsidiaries, affiliates or joint ventures, you would be in a position to cause irreparable injury to ConAgra Foods, its subsidiaries, affiliates or joint ventures. You further acknowledge that, during your employment, you had access to Confidential Information belonging to ConAgra Foods, its subsidiaries, affiliates or joint ventures, agree such information shall remain the exclusive property of ConAgra Foods, its subsidiaries, affiliates or joint ventures, and understand the misappropriation or unauthorized disclosure of such information at any time is prohibited and will cause ConAgra Foods irreparable injury. You further understand that you have been relied upon to develop and to maintain relationships with ConAgra Foods’ customers, clients, employees, and other business associations on behalf of ConAgra Foods, its subsidiaries, affiliates or joint ventures, throughout the course of your employment with ConAgra Foods. You agree the restrictions in this Agreement are reasonable, necessary, and proper to protect ConAgra Foods’ Confidential Information and that they will not unreasonably restrict your ability to obtain alternative and gainful employment.

c.
Non-Disclosure: You agree, except in compliance with legal process, (i) you will not disclose Confidential Information to anyone other than ConAgra Foods’ officers or authorized employees and as directed by the Company, and (ii) you will not use such information for any unauthorized purpose without the prior written consent of ConAgra Foods. Further, if you are requested in any judicial or administrative process to disclose Confidential Information, then, to the extent legally permitted, you shall immediately notify ConAgra Foods to allow ConAgra Foods as much time as possible to oppose such process and shall inform such judicial or administrative process of your non-disclosure obligations under this Agreement. Further, for eighteen (18) months after your Termination Date, you shall promptly notify ConAgra Foods in writing to the extent you have actual knowledge of any unauthorized person (1) using, disclosing, or attempting to use or disclose the Confidential Information without the prior written consent of ConAgra Foods, or (2) copying, duplicating, reverse engineering, reverse compiling, recording, otherwise reproducing, analyzing, or attempting any such reproduction or analysis of any of the Confidential Information.

d.
Non-Competition: In order to protect ConAgra Foods’ Confidential Information, for twelve (12) months after your Termination Date, you agree you will not, anywhere throughout North America, without prior written authorization from ConAgra Foods, engage in or render any services to any person, firm, corporation, business, organization, and/or cooperative, including self-employment, sole proprietorship, or consulting work, as an employee and/or contractor, with any entity that is engaged in (i) the manufacture or production of frozen potato products for the retail, foodservice or institutional channels, or (ii) wheat milling or refinement for the sale of related products to third parties. You agree that you could not reasonably be expected to fulfill your job responsibilities as a member of the business team for such a ConAgra Foods competitor, or that of its subsidiaries, affiliates, or joint ventures, in the twelve (12) months following the Termination Date, without utilizing ConAgra Foods’ Confidential Information. The foregoing shall not be violated solely through your provision of services to a consulting, investment banking or professional services firm that is providing products or services to numerous customers including, incidentally, such a competitor, provided that during the twelve (12) months following the Termination Date, you do not participate on, consult with, or provide advice for the benefit of the service team supporting such a competitor. You acknowledge that the scope of this agreement not to compete is reasonable and necessary to protect ConAgra Foods’ Confidential Information and its customer relationships.

e.
Non-Solicitation of Business: For twelve (12) months after your Termination Date, you agree you will not, directly or indirectly, solicit, call on, service, work with, divert, or take away, or attempt to divert, solicit, call on, service, work with or take away, the business or patronage of any of the clients, customers, licensors, or accounts of ConAgra Foods, its subsidiaries, affiliates, or joint ventures, with which you did business and had personal contact on behalf of ConAgra Foods, its subsidiaries, affiliates, or joint ventures in the areas set forth in (d) above.

f.
Non-Solicitation of Individuals: For eighteen (18) months after your Termination Date, you agree you will not, directly or indirectly, recruit, solicit, or induce, or attempt to induce, any employee(s) of ConAgra Foods, its subsidiaries, affiliates, or joint ventures, or their sales representatives, to terminate their employment with, or otherwise cease a relationship with ConAgra Foods or such enterprise.

g.
Judicial Modification: You agree that you and ConAgra Foods have attempted to limit your right to disclose, compete, and solicit only to the extent permitted by applicable law and necessary to protect ConAgra Foods from unfair competition. If a Court of competent jurisdiction determines the restrictions contained in this paragraph 5 are too long in duration or too broad in geographic scope to be reasonable and enforceable, then the Court shall amend such a provision only so much as shall be necessary for the restrictions contained herein to be reasonable and enforceable, notwithstanding any law or authority to the contrary.

h.
Disclosure of Agreement: In the event ConAgra Foods has reason to believe this Agreement has or may be breached, you acknowledge and consent that this Agreement may be disclosed by ConAgra Foods, without risk of liability, to your current or prospective employer or other relevant business entity.

i.
Breach: You agree that the restrictions contained in paragraph 5 are necessary for the protection of the legitimate business interests, goodwill, and Confidential Information of ConAgra Foods. You agree any breach or threatened breach of the restrictions in paragraph 5 will cause ConAgra Foods substantial and irrevocable damage. You further agree that, in addition to such other remedies that may be available, including the recovery of damages from you, ConAgra Foods shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of the restrictions in paragraph 5, without posting bond notwithstanding any law or authority to the contrary. You agree you cannot defend against any action for such relief on the basis of an adequate remedy at law.

6.     Confidentiality Agreement
Except in compliance with legal process, you agree that you have kept and will keep the terms and amounts in this Agreement completely confidential, except as required by applicable law, and that you have not, nor will you hereafter disclose any information concerning this Agreement to any person other than your present attorneys, accountants, tax advisors, or spouse, and only if those persons agree to abide by the provisions of this paragraph. You may also disclose the terms and amounts of the Agreement to applicable taxing authorities, and the restrictions on your activities to potential employers and search firms. This provision shall not apply to the extent this argument is publicly filed by ConAgra Foods.
7.    Return of Company Property
You agree that within fifteen (15) business days of the Transition Date, you will have returned to ConAgra Foods, as applicable, all files, records, documents, reports, computers, and other business equipment, keys, and other physical, personal or electronically stored property of ConAgra Foods in your possession or control and to further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items without the approval of ConAgra Foods, except as desirable to provide services to ConAgra Foods between the Transitional Date and the Termination Date. You agree that within fifteen (15) business days of the Transition Date, you will have returned to ConAgra Foods all company-issued credit cards, to immediately cease use of all such cards and to make payment of any and all outstanding balances in accordance with cardholder agreements and the time limitations contained therein. You agree to provide no later than twenty (20) business days after your Termination Date, expense statements for all company authorized expenses, and where charged on company-issued credit cards, to use any reimbursement payments for the purpose of paying such charges. You may retain your address books to the extent they only contain contact information. ConAgra Foods recognizes that your cell phone, including your cell phone number, is your property. During the fifteen (15) business days after the Transition Date, you will work with ConAgra Foods to have all ConAgra Food’s applications, including ConAgra Foods email, removed from your personal mobile devices.
8.    Release of ConAgra Foods

a.	General Release: In exchange for the benefits provided to you by ConAgra Foods, and except for ConAgra Foods’ obligations hereunder, you hereby release ConAgra Foods, and each of its subsidiaries, agents, directors, officers, employees, representatives, attorneys, affiliates, and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”), or any of them, of and from any and all claims related to ConAgra Foods of any nature whatsoever, in law or equity, which you ever had, now have, or may have had relating to your employment, or termination of employment (“Claims”). This includes (i) all Claims relating to salary, overtime, vacation pay, incentive bonus plans, including but not limited to the MIP and/or the SIP; and/or separation pay, stock options, and any and all other fringe benefits, for which you were eligible during your employment and (ii) all Claims under any employment agreement, change-in-control agreement or other agreements between you and ConAgra Foods, and/or its Releasees; (iii) and all Claims you may have against ConAgra Foods and/or its Releasees under Title VII of the Civil Rights Act of 1964; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; or any other federal, state, or local law or regulation regarding your employment or termination of employment. Nothing in this Agreement shall interfere with your right to initiate, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other federal or state regulatory or law enforcement agency. However, the consideration provided to you in this Agreement shall be the sole relief provided to you for the Claims that are released herein and you will not be entitled to recover and agree to waive any monetary benefits or recovery against ConAgra Foods and/or its Releasees in connection with any such Claim without regard to who has brought such Claim. Furthermore, this release shall not cover rights to indemnification and advancement of legal fees, coverage under directors and officers liability insurance, bested benefits or equity.

b.	ADEA Release

i.
You agree to hereby waive and release any and all Claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as modified by the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f) (together, the “ADEA”), against ConAgra Foods and/or its Releasees. Nothing in this Agreement shall interfere with your right to initiate, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other federal or state regulatory or law enforcement agency. Nothing in this Agreement shall limit or restrict your right under the ADEA to challenge the validity of this ADEA release in a court of law. However, you nevertheless understand that this ADEA release still applies to your ADEA Claims and that you have waived all ADEA Claims as part of this Agreement. You further understand that in any Claim brought under the ADEA, you would not be entitled to any damages or other relief unless this ADEA release is deemed to be invalid.

ii.
This release shall not preclude an action to enforce the specific terms of this Agreement; to any Claims based on acts or events after this Agreement has become effective; to any unemployment or workers’ compensation benefits to which you may be entitled; nor to benefits in which you have become vested under the Employee Retirement Income Security Act.

9.    Entire Agreement
Except as specifically provided herein, this Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all previous agreements and understandings, whether written or oral, between ConAgra Foods and you. No modification or waiver of any provision of this Agreement will be valid unless in writing and signed by ConAgra Foods and you.
10.    No Waiver
The failure of either party to insist on the performance of any of the terms or conditions of this Agreement, or failure to enforce any of the provisions of this Agreement, shall not be construed as a waiver or a relinquishment of any such provision. Any waiver or failure to enforce on any one occasion is effective only in that instance and the obligations of either party with respect of any provision in this Agreement shall continue in full force and effect.
11.    Section 409A
This Agreement shall be interpreted and administered at all times such that any amount or benefit payable under the Agreement shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. As permitted by Section 409A, each installment or other payment made or benefit provided hereunder shall be treated as “separate payment” for purposes of Section 409A and the available exemptions under Section 409A shall be stacked to the maximum extent possible. Because you are a “specified employee” as defined in Section 409A(a)(2)(B), you acknowledge and agree that any payments or benefits under this Agreement that constitute non-exempt deferred compensation for purposes of Section 409A shall be delayed for a period of six (6) months following your separation from service with ConAgra Foods (or, if earlier, your date of death). Further, to the extent you are entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in your federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Your right to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit. Neither ConAgra Foods nor its directors, officers, executives, or advisers make any representations or warranties regarding the tax treatment of any payments or benefits under this Agreement and none of them shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of the application of Section 409A or any other provision of the Internal Revenue Code.

12.    Your Rights
You understand that you may take up to twenty-one (21) days to decide whether to accept this Agreement. If we have not received an executed Agreement from you within twenty-one (21) days, any offers made by us in this letter are withdrawn. If you wish, you may sign the Agreement before this deadline. If you do decide to sign the Agreement, you have up to seven (7) days after signing (the “Revocation Period”) to change your mind. To revoke this Agreement, please write to Megan M. Belcher, Vice President & Chief Counsel, ConAgra Foods, Inc., One ConAgra Drive, Omaha, NE 68102 - Fax (402) 917-9559, within the Revocation Period. You acknowledge and understand that by signing this Agreement, and the release contained in paragraph 8, herein, that (1) at the time of your execution of this Agreement you are expressly aware of the Company’s decision to terminate your employment, which termination shall be effective on July 31, 2015, and (2) you understand you are waiving and releasing any and all claims that you may have arising out of your employment with the Company or your termination from employment with the Company, including, but not limited to, any events that occur between your date of execution of this agreement and July 31, 2015.
13.    Non-Admission
You agree that nothing herein shall be construed as an admission by ConAgra Foods and/or its Releasees of any wrongdoing or violation of any applicable law, and that nothing in this Agreement shall be so construed by any other person.
14.    Not Precedent
You agree that this Agreement shall not be used to establish a precedent in any Claim, except in an action to enforce the terms of this Agreement.
15.    Consultation with Attorney
You acknowledge that you have had an adequate amount of time to consider the meaning and effect of this Agreement and have been advised to consult with your attorney prior to executing this

Agreement. You further acknowledge that you now fully understand this Agreement and the effect of signing and executing this Agreement.
16.     ADEA Release
If you successfully challenge the validity of your ADEA release and prevail on the merits of an ADEA Claim, you agree that the court may reduce any monetary award for such ADEA Claim up to the amount of Five Hundred Dollars ($500.00), which you agree represents the amount of money being given to you in consideration for your ADEA release.
17.     Additional Acknowledgments
You acknowledge that as of the date you signed this Agreement, you (a) have not suffered a work-related injury that you have not properly disclosed to ConAgra Foods; (b) have been paid in full all wages due and owing to you for any and all work performed for ConAgra Foods and/or its Releasees, except those due in normal course; (c) have not exercised any actual or apparent authority by or on behalf of ConAgra Foods and/or its Releasees that you have not specifically disclosed to ConAgra Foods that were not within the scope of your employment; and (d) have not entered into any agreements, whether written or otherwise, with any of ConAgra Foods’ employees (current and former), its Releasees, and/or third parties that could legally bind ConAgra Foods and/or its Releasees that were not within the scope of your employment.
18.    Severability
The terms and provisions of this Agreement are severable in whole or in part, and if any term or provision of this Agreement should be deemed invalid, illegal or unenforceable, the remaining terms and provisions shall remain in full force and effect.
19.    Choice of Law

a.	This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts-of-law principles. You agree that your employment and this Agreement have a substantial connection to the State of Delaware, because, among other things, ConAgra Foods is incorporated there. You further agree that no other state has a materially greater interest in the subject matter of this Agreement than Delaware.

b.
If, however, a court of competent jurisdiction determines, for whatever reason, that the laws of Delaware shall not apply to this Agreement, then you agree that this Agreement, for all purposes, shall be construed in accordance with the laws of Nebraska without regard to conflicts-of-law principles. You agree that your employment and this Agreement have a substantial connection to the State of Nebraska, because, among other things, ConAgra Foods’ main place of business is located there, you maintain a residence and office in Nebraska and performed a substantial portion of your services for ConAgra Foods in Nebraska. You further agree that no other state (with the exception of Delaware) has a materially greater interest in the subject matter of this Agreement than Nebraska.

20.    Jurisdiction and Venue
The parties agree that the state and federal courts serving Wilmington, Delaware shall be the sole venue and jurisdiction for all actions arising under, out of, in connection with, or in relation to this Agreement. You and ConAgra Foods hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

If the above meets with your agreement, please sign and return one copy of this letter to me.

Sincerely,

/s/ Nicole Theophilius

Nicole Theophilus
EVP & Chief HR Officer
ConAgra Foods, Inc.

ACCEPTANCE
Signature    Date May 4, 2015

/s/ Paul Maass

Printed Name
Paul Maass